                                                                      EXHIBIT 12

                              VARITY CORPORATION

                      RATIO OF EARNINGS TO FIXED CHARGES

                                                Years Ended January 31,
                                                -----------------------
                                       1990     1991     1992     1993     1994
                                      ------   ------   ------   ------   ------
                                             (dollar amounts in millions)
Earnings (loss) from continuing
   operations before income
   taxes                                42.2     59.7    (85.0)    58.8     69.2
                                      ------   ------   ------   ------   ------
Interest expense:
   Operating activities                 51.1    119.7    111.4    106.0     38.3
   Rental                                3.5      4.4      5.7      5.6      4.9
                                      ------   ------   ------   ------   ------

   Total Interest expense               54.6    124.1    117.1    111.6     43.2
                                      ------   ------   ------   ------   ------
Earnings before interest expense
   and income taxes                     96.8    183.8     32.1    170.4    112.4
                                      ======   ======   ======   ======   ======
Fixed charges:
   Total interest expense               54.6    124.1    117.1    111.6     43.2
                                      ======   ======   ======   ======   ======

Ratio of earnings to fixed charges      1.77     1.48        -     1.53     2.60
Coverage deficiency on fixed
   charges                                 -        -    (85.0)       -        -

                              VARITY CORPORATION

                      RATIO OF EARNINGS TO FIXED CHARGES

                                            Nine Months Ended October 31,
                                            -----------------------------
                                                  1993         1994
                                                 ------       ------
                                             (dollar amounts in millions)
Earnings from continuing operations
   before income taxes                             47.4         85.6
                                                 ------       ------
Interest expense:
   Operating activities                            29.5         20.7
   Rental                                           3.7          3.6
                                                 ------       ------

   Total Interest expense                          33.2         24.3
                                                 ------       ------
Earnings before interest expense
   and Income taxes                                80.6        109.9
                                                 ======       ======
Fixed charges:
   Total Interest expense                          33.2         24.3
                                                 ======       ======

Ratio of earnings to fixed charges                 2.43         4.52